Exhibit 99.1


               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]


First Ipswich Bancorp                                      For Immediate Release
31 Market Street
Ipswich, MA 02138

            First Ipswich Bancorp Offers to Prepay Capital Securities

Ipswich, MA, October 14, 2004 - First Ipswich Bancorp (OTC: FIWC), the bank holding company for The First National Bank of Ipswich, announced today that it had offered to prepay (without premium) $3,000,000 of the capital securities of First Ipswich Bancorp ("Bancorp") issued in 2000.

Holders of Bancorp's capital securities will have until October 22, 2004 to notify the bank of their decision to be prepaid. If a holder takes no action, the present intention of Bancorp is to prepay all of the capital securities on December 29, 2005.

Prepaying the capital securities will allow the bank to reduce its interest expense. The interest rate in effect until December, 2005 is ten percent (10%) per annum. The minimum interest rate on the capital securities after that and prior to maturity in 2030 is ten percent (10%) per annum.

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First Ipswich Bancorp is the bank holding company of The First National Bank of
Ipswich, a national banking institution established in 1892. Headquartered in Ipswich, Massachusetts, approximately 25 miles northeast of Boston, The First National Bank of Ipswich operates twelve full-service offices in Ipswich, Gloucester, Essex, Newburyport, Rowley, Beverly and Cambridge, Massachusetts, and Londonderry, Manchester, Newington and Salem, New Hampshire. The First National Bank of Ipswich offers a wide array of personal and commercial banking products and services.

This press release may contain "forward-looking statements". Words such as "intends," "believes", "expects," "may," "will," "should," "contemplates," or "anticipates" may indicate forward-looking statements. There are a number of important factors that could cause the Company's actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, competitive conditions in the Bank's marketplace generally, the Bank's continued ability to originate quality loans, fluctuation in interest rates including fluctuations which may affect the Bank's interest rate spread, real estate conditions in the Bank's lending areas, changes in the securities or financial markets, changes in loan defaults and charge-off rates, general and local economic conditions, the Bank's continued ability to attract and retain deposits, the Company's ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information contact:

Michael J. Wolnik
Chief Financial Officer
The First National Bank of Ipswich
31 Market Street
Ipswich, MA 01938
(978) 356-3700